Exhibit 99.1

Contact: Sheila Davis – PR/IR Mgr. - 641-585-6803 – sdavis@winnebagoind.com

WINNEBAGO INDUSTRIES REPORTS 59% NET INCOME INCREASE
FOR THE FOURTH QUARTER OF FISCAL YEAR 2007
- Cash Dividend Announced -

FOREST CITY, IOWA, October 11, 2007 – Winnebago Industries, Inc. (NYSE:WGO), a leading United States motor home manufacturer, today reported financial results for the Company’s fourth quarter and fiscal year ended August 25, 2007.

Revenues for the fourth quarter ended August 25, 2007 were $237.7 million, an increase of 15.7 percent, compared to revenues of $205.4 million for the fourth quarter last year. Net income for the fourth quarter was $14.8 million, compared to net income of $9.3 million for the fourth quarter of fiscal 2006, an increase of 59.3 percent. On a diluted per share basis, the Company earned 49 cents a share for the fourth quarter of fiscal 2007, compared to 30 cents per diluted share for the fourth quarter last year.

The revenue increase for the quarter was primarily due to an increase in Class A motor home unit deliveries, which were nearly 48 percent higher when compared to the same quarter last year. The mix of deliveries in the fourth quarter of 2006 was more heavily weighted to Class C product due to the introduction of the value-priced Winnebago Access and Itasca Impulse. Conversely, the new products introduced during fiscal 2007 have been primarily focused in the Class A product category and generally carry a higher average selling price.

Gross profit margin in the fourth quarter was positively impacted by the stronger mix of Class A motor homes, and to a lesser extent, an increase in volume. In addition to the positive impact on net income from the increase in gross profit margin, net income also improved in the quarter due to reduced operating expenses. Selling expenses in the fourth quarter decreased over the prior year due to timing of the Company’s annual dealer event that was held in the third quarter of fiscal 2007 as opposed to being held in the fourth quarter in prior fiscal years.

Revenues for fiscal year 2007 were $870.2 million, an increase of 0.7 percent compared to $864.4 million for the previous year. Net income for fiscal 2007 was $41.6 million, compared to $44.7 million for 2006. On a diluted per share basis, the Company earned $1.32 a share, compared to $1.37 a share for 2006.

“We were pleased with the results of our fourth quarter and fiscal 2007 in spite of a difficult market,” said Winnebago Industries’ Chairman and CEO Bruce Hertzke. “We experienced a shift to a higher mix of Class A products sold within the fourth quarter which resulted in both higher revenues and margins. As part of our continued long-term strategy of returning profits to our shareholders, we also made significant repurchases of our common stock during the quarter.”

During the Company’s fourth quarter ended August 25, 2007, Winnebago Industries repurchased1,532,000 shares of common stock for an aggregate cost of approximately $44.1million. In total, 2,160,000 shares, or 6.9 percent of outstanding shares as of August 26, 2006, were repurchased during fiscal 2007 for an aggregate cost of approximately $64.7 million. As of August 25, 2007, the Company had $17.5 million remaining on the current share repurchase authorization.

“I’m very proud of what our employees have been able to accomplish in the fourth quarter and fiscal 2007,” said Winnebago Industries’ President Bob Olson. “We anticipate softness in motor home sales, however, as we move into our seasonally slower quarters, particularly in light of very low consumer confidence levels nationwide.”

“Retail motor home sales levels continue to lag behind last year,” said Olson. “According to the most recent report from Statistical Surveys, Inc., a retail reporting service for the RV industry, retail sales of Class A and Class C motor homes combined for the month of August 2007 were down 11 percent and for the calendar year to date through August have declined 4.9 percent compared to the same periods last year. While we believe the Federal Reserve’s recent decision to reduce interest rates is a positive step toward improving market conditions for motor homes, it may take some time for this to translate into sustained growth of the retail motor home market. In the meantime, we believe dealers will continue to keep their motor home inventories low or further reduce them as they go into the slower fall and winter seasons.”

In a meeting held yesterday, Winnebago Industries’ Board of Directors declared a quarterly cash dividend of 12 cents a share, payable on January 7, 2008 to shareholders of record as of December 7, 2007.

Winnebago Industries will conduct a conference call in conjunction with this release at 9 a.m. Central Time today, Thursday, October 11, 2007. Members of the news media, investors and the general public are invited to access a live broadcast of the conference call via the Investor Relations page of the Company’s website at http://www.winnebagoind.com/investor.html. The event will be archived and available for replay for the next 90 days.

About Winnebago Industries

Winnebago Industries, Inc. is a leading U.S. manufacturer of motor homes which are self-contained recreation vehicles used primarily in leisure travel and outdoor recreation activities. The Company builds quality motor homes under the Winnebago and Itasca brand names with state-of-the-art computer-aided design and manufacturing systems on automotive-styled assembly lines. The Company’s common stock is listed on the New York and Chicago Stock Exchanges and traded under the symbol WGO. Options for the Company’s common stock are traded on the Chicago Board Options Exchange. For access to Winnebago Industries’ investor relations material, to add your name to an automatic email list for Company news releases or for information on a dollar-based stock investment service for the Company’s stock, visit, http://www.winnebagoind.com/investor.html.

This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that forward-looking statements are inherently uncertain. A number of factors could cause actual results to differ materially from these statements, including, but not limited to the effect of global tensions, declines in consumer confidence, the availability and price of fuel, a significant increase in interest rates, a slowdown in the economy, availability of chassis or other key component parts, sales order cancellations, slower than anticipated sales of new or existing products, new products introduced by competitors and other factors. Additional information concerning certain risks and uncertainties that could cause actual results to differ materially from that projected or suggested is contained in the Company’s filings with the Securities and Exchange Commission (SEC) over the last 12 months, copies of which are available from the SEC or from the Company upon request.

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Winnebago Industries, Inc.
Unaudited Consolidated Statements of Income
(In thousands, except percent and per share data)

	Quarter Ended
	Aug. 25, 2007		Aug. 26, 2006

		%		%
Net revenues	$237,681	100.0	$205,411	100.0
Cost of goods sold	205,089	86.3	180,070	87.7

Gross profit	32,592	13.7	25,341	12.3

Operating expenses
Selling	5,312	2.2	5,905	2.8
General and administrative	6,553	2.8	6,691	3.3

Total operating expenses	11,865	5.0	12,596	6.1

Operating income	20,727	8.7	12,745	6.2
Financial income	1,559	0.7	1,443	0.7

Income before income taxes	22,286	9.4	14,188	6.9
Provision for taxes	7,443	3.1	4,871	2.4

Net income	$14,843	6.3	$9,317	4.5

Income per common share:
Basic	$0.49		$0.30
Diluted	$0.49		$0.30
Weighted average common shares outstanding
Basic	30,417		31,126
Diluted	30,576		31,407

	Fiscal Year Ended
	Aug. 25, 2007		Aug. 26, 2006

		%		%
Net revenues	$870,152	100.0	$864,403	100.0
Cost of goods sold	770,955	88.6	759,502	87.9

Gross profit	99,197	11.4	104,901	12.1

Operating expenses
Selling	19,865	2.3	19,619	2.2
General and administrative	24,446	2.8	22,184	2.6

Total operating expenses	44,311	5.1	41,803	4.8

Operating income	54,886	6.3	63,098	7.3
Financial income	6,523	0.8	5,097	0.6

Income before income taxes	61,409	7.1	68,195	7.9
Provision for taxes	19,845	2.3	23,451	2.7

Net income	$41,564	4.8	$44,744	5.2

Income per common share:
Basic	$1.33		$1.39
Diluted	$1.32		$1.37
Weighted average common shares outstanding
Basic	31,162		32,265
Diluted	31,415		32,550

Winnebago Industries, Inc.
Unaudited Consolidated Condensed Balance Sheets
(In thousands)

	Aug. 25, 2007	Aug. 26, 2006

ASSETS
Current assets:
Cash and cash equivalents	$6,889	$24,934
Short-term investments	102,650	129,950
Receivables, net	30,285	20,859
Inventories	101,208	77,081
Prepaid and other	16,668	14,336

Total current assets	257,700	267,160

Property and equipment, net	51,389	56,907
Deferred income taxes	19,856	25,002
Investment in life insurance	20,015	20,814
Other assets	17,550	14,832

Total assets	$366,510	$384,715

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$35,286	$27,923
Income taxes payable	4,252	7,876
Accrued expenses	49,299	44,323

Total current liabilities	88,837	80,122

Postretirement health care and deferred compensation benefits, net of current portion	69,319	86,271
Stockholders’ equity	208,354	218,322

Total liabilities and stockholders’ equity	$366,510	$384,715

Winnebago Industries, Inc.
Unaudited Condensed Statements of Cash Flows
(In thousands)

	Year Ended
	Aug. 25, 2007	Aug. 26, 2006

Operating activities:
Net income	$41,564	$44,744
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	10,495	10,635
Stock-based compensation	4,871	4,894
Postretirement benefit income and deferred compensation expense	1,539	1,319
Deferred income taxes	(3,232)	538
Increase in cash surrender value of life insurance policies	(871)	(976)
Excess tax benefit from stock-based compensation	(1,587)	(501)
Other	230	390
Change in assets and liabilities:
Inventories	(24,127)	43,574
Receivables and prepaid assets	(8,325)	18,954
Income taxes payable	(3,243)	3,955
Accounts payable and accrued expenses	11,686	(13,300)
Postretirement and deferred compensation benefits	(1,249)	(971)

Net cash provided by operating activities	27,751	113,255

Investing activities:
Purchases of short-term investments	(308,149)	(214,825)
Proceeds from the sale or maturity of short-term investments	335,449	177,975
Purchases of property and equipment	(5,245)	(4,830)
Other	(285)	968

Net cash provided by (used in) investing activities	21,770	(40,712)

Financing activities:
Payments for purchase of common stock	(64,650)	(57,802)
Payments of cash dividends	(12,517)	(11,670)
Proceeds from issuance of treasury stock	8,014	1,878
Excess tax benefit from stock-based compensation	1,587	501

Net cash used in financing activities	(67,566)	(67,093)

Net (decrease) increase in cash and cash equivalents	(18,045)	5,450

Cash and cash equivalents at beginning of period	24,934	19,484

Cash and cash equivalents at end of period	$6,889	$24,934

Winnebago Industries, Inc.
Unaudited Motor Home Deliveries

	Quarter Ended		Change
	Aug. 25, 2007	Aug. 26, 2006	Units	%

Motor home unit deliveries
Class A Gas	977	620	357	57.6
Class A Diesel	324	260	64	24.6

Total Class A	1,301	880	421	47.8
Class C	1,287	1,635	(348)	(21.3)

Total deliveries	2,588	2,515	73	2.9

	Fiscal Year Ended		Change
	Aug. 25, 2007	Aug. 26, 2006	Units	%

Motor home unit deliveries
Class A Gas	3,539	2,961	578	19.5
Class A Diesel	1,492	1,494	(2)	(0.1)

Total Class A	5,031	4,455	576	12.9
Class C	4,438	5,388	(950)	(17.6)

Total deliveries	9,469	9,843	(374)	(3.8)

Winnebago Industries, Inc.
Unaudited Backlog and Dealer Inventory
(Units)

	As of		Change
	Aug. 25, 2007	Aug. 26, 2006	Units	%

Sales order backlog
Class A Gas	619	530	89	16.8
Class A Diesel	419	270	149	55.2

Total Class A	1,038	800	238	29.8
Class C	837	896	(59)	(6.6)

Total backlog*	1,875	1,696	179	10.6

Total approximate revenue dollars (in thousands)	$179,700	$142,100	$37,600	26.5

Dealer inventory	4,471	4,733	(262)	(5.5)

* The Company includes in its backlog all accepted orders from dealers to be shipped within the next six months. Orders in backlog can be cancelled or postponed at the option of the purchaser at any time without penalty and, therefore, backlog may not necessarily be an accurate measure of future sales.

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